AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 2001
                                                      REGISTRATION NO. 333-69612
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ________________
                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________
                              EVOLVE SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                         94-3219745
    (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)          IDENTIFICATION NO.)
                                ________________
                           1400 65TH STREET, SUITE 100
                              EMERYVILLE, CA  94608
                                 (510) 428-6000
    (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ________________
                               KENNETH J. BOZZINI
                             CHIEF FINANCIAL OFFICER
                              EVOLVE SOFTWARE, INC.
                           1400 65TH STREET, SUITE 100
                              EMERYVILLE, CA  94608
                                 (510) 428-6000
  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                ________________
                                    COPY TO:
                             LARRY W. SONSINI, ESQ.
                               RAMSEY HANNA, ESQ.
                     WILSON SONSINI GOODRICH & ROSATI, P.C.
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                                ________________
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [   ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective  registration  statement  for  the  same  offering.  [   ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.  [   ]
     If  delivery of the prospectus is expected to be made pursuant to Rule 434,
please  check  the  following  box.  [   ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                                   PROSPECTUS
                 (SUBJECT TO COMPLETION, DATED OCTOBER __, 2001)



                                7,661,097 SHARES



                              EVOLVE SOFTWARE, INC.



                                  COMMON STOCK

                                ________________

     This prospectus relates to the public offering, which is not being underwritten, of up to 2,216,749 shares of our Common Stock which are held by VivCorp, Inc. and its transferees and up to 5,444,348 shares of our Common Stock that may be issued to such stockholder after the date hereof. The selling stockholder identified in this prospectus acquired or will acquire all of its shares of our Common Stock in connection with the Company's acquisition of substantially all the assets of such stockholder.

     The prices at which such stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares offered pursuant to this prospectus.

     Our Common Stock is listed on the Nasdaq National Market under the symbol "EVLV." On October __, 2001, the closing price for our Common Stock was $____ per share.

                                ________________

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                ________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ________________

                The date of this Prospectus is October __, 2001.

                                  TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Special Note Regarding Forward-Looking Statements . . . . . . . . . .     2
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . .     3
Information About Evolve. . . . . . . . . . . . . . . . . . . . . . .     3
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . .     5
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Selling Stockholder . . . . . . . . . . . . . . . . . . . . . . . . .    16
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . .    17
Where You Can Find More Information . . . . . . . . . . . . . . . . .    18
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Information Incorporated by Reference . . . . . . . . . . . . . . . .    18


     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Evolve Software, Inc., any selling stockholder or by any other person. You should rely only on the information contained in or incorporated by reference in this prospectus. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements within "Our Company," "Risk Factors," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully before evaluating an investment in our stock.

                            INFORMATION ABOUT EVOLVE

     We are a leading provider of Internet-based end-to-end solutions for automating professional service organizations and optimizing the efforts of other strategic workforces including the internal IT departments of Global 2000 companies. Our Evolve 4 software suite integrates and streamlines the core processes that are critical to such organizations: managing project opportunities, professional resources and service delivery. We license our Evolve 4 solution directly to these organizations and provide them related implementation, integration, training, maintenance and hosting with services.

     On May 22, 2001, we entered into an Asset Acquisition Agreement with VivCorp, Inc., a Delaware corporation (formerly Vivant! Corporation) providing for our acquisition of certain assets of VivCorp. On June 29, 2001, in connection with the closing of the acquisition, we issued to VivCorp 1,553,254 shares of our Common Stock and additional non-share consideration. In addition, we purchased from VivCorp miscellaneous equipment with an aggregate purchase price of $56,597 and assumed equipment lease obligations in the aggregate amount of $140,000. We also entered into a Registration Rights Agreement with Vivant pursuant to which we agreed to register the shares of our Common Stock issued to VivCorp under the Securities Act of 1933, as amended. The number of shares issued to VivCorp at the closing of the acquisition is subject to adjustment (by issuance of additional shares or redemption of existing shares) based on the market value of our Common Stock both at the time of the filing of this Registration Statement on Form S-3 and at the time the registration of such shares becomes effective. We subsequently issued to VivCorp an additional 663,495 shares. Finally, we have agreed to issue to VivCorp additional shares of our Common Stock with a value of no less than $525,000 and no more than $4,425,000 at specified times. The number of additional shares issued to VivCorp will be determined based the revenues we realize in future periods from the sale of VivCorp's products, and on the market price of our Common Stock as of the time the registration statement containing this prospectus is declared effective and as of the times when future revenue-based share issuances become due. In no event will the number of additional shares issuable to VivCorp exceed 5,444,348. For a more detailed summary of the provisions that will determine the number of shares issued to VivCorp, please see the section entitled "Selling Stockholder" below. The entire acquisition was valued at approximately $3,130,000, exclusive of all contingent consideration.

     We were incorporated in Delaware in February 1995. Our principal executive offices are located at 1400 65th Street, Suite 100, Emeryville, CA 94608 and our telephone number is (510) 428-6000. Our website is www.evolve.com. The information on the website is not a part of this prospectus.

                               RECENT DEVELOPMENTS

Series  A  Preferred  Stock  Financing

     On October 9, 2001, we completed a private placement of shares of our Series A Preferred Stock pursuant to the Series A Preferred Stock Purchase
Agreement dated September 23, 2001 among us and certain investors. We issued the following securities and rights to the investors participating in the Series A Preferred financing:

     - an aggregate of 1.3 million shares of our Series A Preferred Stock at a price of $10.00 per share

     - warrants to purchase up to an aggregate of 1,300,000 additional shares of Series A Preferred Stock at a price of $10 per share

     - warrants to purchase up to 6,500,000 shares of Common Stock at a price of $1.00 per share

     - the right to receive additional Common Stock Warrants to purchase a number of shares of Common Stock equal to 25% of the number of shares of Common Stock into which the shares of Series A Preferred Stock issued upon exercise of the Preferred Stock Warrants are convertible, at the time such Preferred Stock Warrants are exercised.

     We received an aggregate purchase price of $13,000,000 for the 1,300,000 shares of Series A Preferred Stock sold. If the Preferred Stock Warrants and the Common Stock Warrants are exercised in full for cash, we will receive an additional $26,000,000 in aggregate proceeds. Each share of Series A Preferred Stock is convertible into Common Stock at an initial conversion price of $0.50, or at an initial conversion rate of 20 shares of Common Stock for each share of Series A Preferred Stock. The conversion rate accretes at a rate of 8.00% per annum.

     Of the aggregate of 1,300,000 shares of Series A Preferred Stock issued, 1,000,000 shares were purchased by Warburg Pincus Provate Equity VIII, L.P. for a purchase price of $10,000,000 in cash. If all Preferred Stock Warrants and Common Stock Warrants issued or issuable to Warburg were exercised in full and if all shares of Series A Preferred Stock issued or issuable to Warburg were converted into shares of Common Stock, Warburg would beneficially own 50,003,298 shares of Common Stock or 55.0% of all outstanding shares of Common Stock as of September 27, 2001 (without taking into account the shares of Common Stock issuable to the other investors).

Changes  in  Board  and  Management

     In connection with the Series A Preferred Stock financing, we expanded our Board of Directors to include three new directors selected by Warburg, Cary Davis, Nancy Martin and Gayle Crowell. Ms. Crowell was appointed Chairman of the Board. Mr. Davis and Ms. Martin are Members and Managing Directors of Warburg, Pincus LLC and are Partners of Warburg, Pincus & Co. Ms. Crowell is a full-time adviser of Warburg, Pincus LLC.

     In  addition,  on  October  15,  2001,  we announced the appointment of Lin
Johnston as our new interim President and Chief Executive Officer. We also announced that we are conducting an executive search to identify and recruit a new permanent Chief Executive Officer.

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock , as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 under the caption "Business - Factors that may Affect Future Results." If any of these risks actually materializes, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you could lose all or part of the money paid to buy our common stock.

OUR  BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OUR OPERATING HISTORY IS LIMITED.

     It is difficult to evaluate our business and our prospects because our revenue and income potential are unproven. We commenced recognizing sales revenues in March of 1999. Because of our limited operating history, there may not be an adequate basis for forecasts of future operating results, and we have only limited insight into the trends that may emerge in our business and affect our financial performance.

WE HAVE INCURRED LOSSES SINCE INCEPTION, AND WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY.

     We have incurred net losses and losses from operations since our inception in 1995, and we may not be able to achieve profitability in the future. As of June 30, 2001, we had an accumulated deficit of approximately $215.8 million. Since inception, we have funded our business primarily from the sale of our stock and by borrowing funds, not from cash generated by our business. Despite recent cost reductions, we expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As is the case with many enterprise software companies, we have experienced a sequential quarterly decline in revenue for the quarter ending June 30, 2001, and may experience a further decline in the current quarter. As a result, we expect to experience continued losses and negative cash flows from operations.
If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

OUR FUTURE OPERATING RESULTS MAY NOT FOLLOW PAST TRENDS DUE TO MANY FACTORS, AND ANY OF THESE COULD CAUSE OUR STOCK PRICE TO FALL.

     We believe that year-over-year comparisons of our operating results are not a good indication of future performance. Although our operating results have generally improved from year to year in the recent past, our future operating results may not follow past trends. It is likely that in some future years our operating results may be below the expectations of public market analysts and investors due to factors beyond our control and, as a result, the price of our common stock may fall.

     Factors that may cause our future operating results to be below expectations and cause our stock price to fall include:

     - the lack of demand for and acceptance of our products, product enhancements and services; for instance, as we expand our target customer focus beyond the information technology service consultancies and into internal information technology of corporate customers as well as into overseas markets, we may encounter increased resistance to adoption of our business process automation solutions;

     - unexpected changes in the development, introduction, timing and competitive pricing of our products and services or those of our competitors;

     - any inability to expand our direct sales force and indirect marketing channels both domestically and internationally;

     -    difficulties  in  recruiting  and  retaining  key  personnel;

     - unforeseen reductions or reallocations of our customers' information technology infrastructure budgets; and

     - any delays or unforeseen costs incurred in integrating technologies and businesses we may acquire.

     We plan to aggressively and prudently manage our operating expenses with a focus on our research and development organization and our direct sales group. Our operating expenses are based on our expectations of future revenues and are relatively fixed in the short-term. If revenues fall below our expectations in any quarter, and we are not able to quickly reduce our spending in response, our operating results for that quarter would be lower than expected, and our stock price may fall.

WE MAY NEED SUBSTANTIAL ADDITIONAL CAPITAL TO FUND CONTINUED BUSINESS OPERATIONS AT THEIR CURRENT LEVELS IN FISCAL 2002 AND 2003 AND SUCH FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

     We require substantial amounts of capital to fund our business operations. The rate at which our capital is utilized is affected by the level of our fixed expenses (including employee related expenses and expenses relating to real estate) and variable expenses. Substantial capital has been used to fund our operating losses. Since inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. In September 2001 we signed a definitive agreement for a private placement of our Series A Preferred Stock, which is expected to result in proceeds of at least $13 million. This financing, combined with the cost reductions we are undertaking and our existing credit facilities, are expected to be sufficient to meet our working capital requirements through the end of the fiscal year ending June 30, 2002. However, we may require additional capital prior to that time if one or more of the following occur:

     - Our revenues from the sale of our products may fall below our current expectations because of the current economic slowdown or otherwise.

     - Forecasted cash collections from customers may decline if some of our customers become insolvent or encounter financial difficulties.

     - We may be unable to reduce our operating expenses as rapidly and as extensively as we hope. For instance, we may discover that we cannot reduce our employee headcount as rapidly as we would like in the event that we are unable to secure commitments from third parties to provide integration and support services to our customers in lieu of providing these services ourselves.

     - We may be unable to comply with the financial and other covenants required under our existing credit facilities, and these credit facilities may be withdrawn as a result.

     - We may encounter opportunities that we wish to pursue to acquire other businesses or technologies for cash consideration.

     Accordingly, we may require or seek to raise additional capital during the 2002 fiscal year. We cannot be certain that additional financing will be available on favorable terms, if at all. The investors participating in the private placement of our Series A Preferred Stock hold warrants to purchase additional shares of our Series A Preferred Stock and Common Stock which, if exercised in full, would result in additional proceeds to us of $26 million. However, these warrants are exercisable at prices in excess of the current market price of our Common Stock, and we cannot predict whether they will be exercised. We have not commenced any efforts to secure additional financing. Further, the additional shares of our capital stock we issue in any such financings may result in additional dilution, which may be substantial. If we need additional funds and cannot raise them on acceptable terms, we may not be able to continue our operations at the current level or at all.

WE MAY LOSE EXISTING CUSTOMERS, OR BE UNABLE TO ATTRACT NEW CUSTOMERS, IF WE DO NOT DEVELOP NEW PRODUCTS OR ENHANCE OUR EXISTING PRODUCTS.

     If we are not able to maintain and improve our product-line and develop new products, we may lose existing customers or be unable to attract new customers. We may not be successful in developing and marketing product enhancements or new products on a timely or cost-effective basis. These products, if developed, may not achieve market acceptance.

     A limited number of our customers expect us to develop product enhancements that may address their specific needs. For instance, we have shared with some of our customers our internal product roadmap that includes descriptions of new functional enhancements such as improved time and expense management for future releases of our software. If we fail to deliver these enhancements on a timely basis, we risk damaging our relationship with these customers. We have experienced delays in the past in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause some of these customers to forego additional purchases of our products or to purchase those of our competitors.

WE MUST DIVERSIFY OUR CUSTOMER BASE IN ORDER TO ENHANCE OUR REVENUE AND MEET OUR GROWTH TARGETS.

     We have historically derived a substantial percentage of our revenues from sales of our products and services to firms that provide technology-oriented consulting, design and integration services, including a number of firms specializing in Website design and e-commerce application development. Growth among these "e-business" consultancies has recently slowed dramatically, and many such firms have ceased operations or have encountered substantial difficulties in raising capital to fund their operations. In anticipation of these developments, we commenced a program to aggressively diversify our client base, targeting both established consulting services companies and in-house service departments of large corporations. While we have recorded a number of significant customer wins in these areas, we may in the future encounter significant challenges in further expanding our customer base. More established corporations are often more reluctant to implement innovative enterprise technologies such as ours, in part because they often have made substantial investments in legacy applications and information systems. We may also encounter extended sales cycles with such prospective customers, and slower rates of adoption of our solutions within their organizations. As we reduce our sales force headcount in order to reduce expenses, our sales capacity is diminished which may impact our ability to diversify our customer base. All of these factors may adversely affect our ability to sustain our revenue growth and attain profitable operations.

FINANCIAL DIFFICULTIES OF SOME OF OUR CUSTOMERS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

     As discussed above, a substantial portion of our early customers were e-business consultancies focusing on Web development and e-commerce integration. As public valuations for many such businesses have declined substantially in recent months, some of our customers may encounter difficulties in securing additional financing to meet their obligations, or may seek to limit expenditures to conserve their cash resources. As a result, we may encounter difficulties in securing payment of certain customer obligations when due, and may be compelled to increase our bad debt reserves. Any difficulties encountered in collections from customers would also adversely affect our cash flow, and would adversely impact our operating results.

WE REDUCED OUR WORKFORCE DURING THE SECOND HALF OF THE YEAR, AND, IF WE FAIL TO MANAGE THIS REDUCTION IN WORKFORCE, OUR ABILITY TO GENERATE NEW REVENUE, ACHIEVE PROFITABILITY AND SATISFY OUR CUSTOMERS COULD BE HARMED.

     We reduced our workforce during the second half of this year after growing significantly the first half of this year and in previous years. Any failure to manage this reduction in workforce could impede our ability to increase revenues and achieve profitability. We reduced our number of employees from 326 at June 30, 2000, to 258 as of June 30, 2001, and further reduced our headcount by 49 persons in August 2001.

     As we reduce our sales force headcount in order to reduce expenses, our sales capacity is reduced which may impact our revenue growth. As we reduce our service employee headcount, including our consulting services, training and technical support personnel, we may not be able to provide the same level of customer responsiveness or expertise, and customer satisfaction may be impacted as a result.

     In  order  to  manage  our  reduced  workforce,  we  must:

     -    hire,  train  and  integrate  new  personnel in response to attrition;

     -    continue  to  augment  our  management  information  systems;

     - manage our sales and services operations, which are in several locations; and

     -    expand  and  improve  our  systems  and  facilities.

IF THE MARKET FOR PROCESS AUTOMATION SOLUTIONS FOR PROFESSIONAL SERVICES ORGANIZATIONS AND OTHER STRATEGIC WORKFORCES DOES NOT CONTINUE TO GROW, THE
GROWTH  OF  OUR  BUSINESS  WILL  NOT  BE  SUSTAINABLE.

     The future growth and success of our business is contingent on growing acceptance of, and demand for, business process automation solutions for professional services organizations and other strategic workforces. Substantially all of our historical revenues have been attributable to the sale of automation solutions for professional services organizations. This is a relatively new enterprise application solution category, and it is uncertain whether major services organizations and service departments of major corporations will choose to adopt process automation systems. While we have devoted significant resources to promoting market awareness of our products and the problems our products address, we do not know whether these efforts will be sufficient to support significant growth in the market for process automation products. Accordingly, the market for our products may not continue to grow or, even if the market does grow in the immediate term, that growth may not be sustainable.

REDUCTIONS IN CAPITAL SPENDING BY CORPORATIONS COULD REDUCE DEMAND FOR OUR PRODUCTS.

     Historically, corporations and other organizations have tended to reduce or defer major capital expenditures in response to slower economic growth or recession. Market analysts have observed a significant reduction in the growth of corporate spending on information technology projects in response to the current economic slowdown. To the extent that current economic uncertainty persists, some of the prospective customers in our current sales pipeline could choose to postpone or reduce orders for our products, or may delay implementing our solutions within their organizations. In addition, existing customers seeking to reduce capital expenditures may cancel or postpone plans to expand use of our products in additional operating divisions, or may defer plans to purchase additional modules of our solutions. Any of the foregoing would have an adverse impact on our revenues and our operating results, particularly if the current period of volatility in the stock market and the general economy is prolonged.

ANY INABILITY TO ATTRACT AND RETAIN SENIOR EXECUTIVE OFFICERS AND ADDITIONAL PERSONNEL COULD AFFECT OUR ABILITY TO SUCCESSFULLY GROW OUR BUSINESS.

     We recently initiated an executive search for a new Chief Executive Officer. Our future performance will depend in significant measure on our ability to recruit a highly qualified individual to serve in such a position and the ability of the new CEO to work effectively with other members of our executive staff and key employees, customers and partners. In addition, if we are unable to hire and retain a sufficient number of qualified personnel, particularly in sales, marketing, research and development, services and support, our ability to grow our business could be affected. The loss of the services of our key engineering, sales, services or marketing personnel would harm our operations. For instance, loss of sales and customer service representatives could harm our relationship with the customers they serve, loss of engineers and development personnel could impede the development of product releases and enhancements and decrease our competitiveness, and departure of senior management personnel could result in a loss of confidence in our company by customers, suppliers and partners. None of our key personnel is bound by an employment agreement, and we do not maintain key person insurance on any of our employees. Because we, like many other technology companies, rely on stock options as a component of our employee compensation, if the market price of our common stock decreases or increases substantially, some current or potential employees may perceive our equity incentives as less attractive. In that case, our ability to attract and retain employees may be adversely affected.

IF WE FAIL TO EXPAND OUR RELATIONSHIPS WITH THIRD-PARTY RESELLERS AND INTEGRATORS, OUR ABILITY TO GROW REVENUES COULD BE HARMED.

     In order to grow our business, we must establish, maintain and strengthen relationships with third-parties, such as information technology ("IT") consultants and systems integrators as implementation partners, and hardware and software vendors as marketing partners. If these parties do not provide sufficient, high-quality service or integrate and support our software correctly, our revenues may be harmed. In addition, these parties may offer products of other companies, including products that compete with our products. Our contracts with third-parties may not require these third-parties to devote resources to promoting, selling and supporting our solutions. Therefore, we may have little control over these third-parties. We cannot assure you that we can generate and maintain relationships that offset the significant time and effort that are necessary to develop these relationships, or that, even if we are able to develop such relationships, these third-parties will perform adequately.

WE  MAY  NOT  BE  ABLE  TO  REDUCE OUR OPERATING EXPENDITURES AS AGGRESSIVELY AS
PLANNED  AND  WE  MAY  NEED  TO  IMPLEMENT  ADDITIONAL RESTRUCTURING ACTIVITIES.

     In response to the current uncertain economic environment and volatility in the public equity markets, we recently implemented significant measures designed to reduce our operating expenses and enhance our ability to attain operating profitability. For example, from July 1, 2000 through June 30, 2001, we reduced our employee headcount by 133 persons, with reductions in virtually all areas of operations. We further reduced our headcount by 49 persons in August 2001. We expect that our workforce reductions and other expense containment measures will allow us to continue operations into the foreseeable future.

     In order to achieve operating profitability, we will need to achieve significant additional cost savings in future quarters, without adversely affecting our revenue growth. Numerous factors could impede our ability to further reduce our operating expenses. For instance, we currently expect to achieve significant expense reductions by limiting the headcount of our services organization; however, we may not be able to achieve the desired savings if we cannot engage and qualify third-party integration and support partners as rapidly as we hope. In addition, if our revenue growth fails to meet our current expectations, we would be forced to seek expense reductions in excess of our current plans, which may not be achievable. Any of these developments could impede our ability to achieve profitable operations in accordance with current expectations.

THE LENGTHY AND UNPREDICTABLE SALES CYCLES FOR OUR PRODUCTS AND RESISTANCE TO ADOPTION OF OUR SOFTWARE COULD CAUSE OUR OPERATING RESULTS TO FALL BELOW EXPECTATIONS.

     Our operating results for future periods could be adversely affected because of unpredictable increases in our sales cycles. Our products and services have lengthy and unpredictable sales cycles varying from as little as three months to as much as nine months, which could cause our operating results to be below the expectations of analysts and investors. Since we are unable to control many of the factors that will influence our customers' buying decisions, it is difficult for us to forecast the timing and recognition of revenues from sales of our solutions.

     Customers in our target market often take an extended time evaluating our products before purchasing them. Our products may have an even longer sales cycle in international markets. During the evaluation period, a variety of factors, including the introduction of new products or aggressive discounting by competitors and changes in our customers' budgets and purchasing priorities, may lead customers to not purchase or to scale down orders for our products.

     As we target industry sectors and types of organizations beyond our core market of IT services consultancies, we may encounter increased resistance to use of business process automation solutions, which may further increase the length of our sales cycles, increase our marketing costs and reduce our revenues. Because we are pioneering a new solution category, we often must educate our prospective customers on the use and benefit of our solutions, which may cause additional delays during the evaluation process. These companies may be reluctant to abandon investments they have made in other systems in favor of our solution. In addition, IT departments of potential customers may resist purchasing our solutions for a variety of other reasons, particularly the potential displacement of their historical role in creating and running software, and concerns that packaged software products are not sufficiently customizable for their enterprises.

DIFFICULTIES WITH THIRD-PARTY SERVICES AND TECHNOLOGIES, AS WELL AS POWER INTERRUPTIONS, COULD DISRUPT OUR BUSINESS, AND MANY OF OUR COMMUNICATION AND HOSTING SYSTEMS DO NOT HAVE BACKUP SYSTEMS.

     Many of our communications and hosting systems do not have backup systems capable of mitigating the effect of service disruptions. Our success in attracting and retaining customers for our Evolve application service provider ("ASP") offering and convincing them to increase their reliance on this solution depends on our ability to offer customers reliable, secure and continuous service. This requires that we provide continuous and error-free access to our systems and network infrastructure. We rely on third-parties to provide key components of our networks and systems. For instance, we rely on third-party Internet service providers to host applications for customers who purchase our solutions on an ASP basis. We also rely on third-party communications services providers for the high-speed connections that link our Web servers and office systems to the Internet. Any Internet or communications systems failure or interruption could result in disruption of our service or loss or compromise of customer orders and data. These failures, especially if they are prolonged or repeated, would make our services less attractive to customers and tarnish our reputation.

     In addition, California has recently been experiencing electric power supply shortages that has resulted in intermittent loss of power in the form of rolling blackouts. While neither we nor our third-party Internet service providers or communications services providers have experienced any power failures to date that have prevented us from continuing our operations, the recurrence of blackouts may affect our ability to operate our business.

     Finally, our third-party Internet and communications services providers have been and may continue to experience serious financial difficulties, which could result in the disruption of our ASP offering to our customers as well as potentially affecting our ability to operate our business. The financial difficulties of these third-party providers, especially if they go unresolved, would make our ASP offering less attractive to prospective and current customers and could tarnish our reputation.

OUR MARKETS ARE HIGHLY COMPETITIVE, AND COMPETITION COULD HARM OUR ABILITY TO SELL PRODUCTS AND SERVICES AND REDUCE OUR MARKET SHARE.

     Competition could seriously harm our ability to sell additional software solutions and subscriptions on prices and terms favorable to us. The markets for our products are intensely competitive and subject to rapidly changing technology. We currently compete against providers of automation solutions for professional services organizations, such as Peoplesoft, Siebel and SAP. In addition, we may, in the future, face competition from providers of enterprise application software or electronic marketplaces. Companies in each of these areas may expand their technologies or acquire companies to support greater professional services automation functionality and capabilities. In addition, "in-house" information technology departments of potential customers have developed or may develop systems that substitute for some of the functionality of our product line.

     Some of our competitors' products may be more effective than our products at performing particular functions or be more customized for particular customer needs. Even if these functions are more limited than those provided by our products, our competitors' software products could discourage potential customers from purchasing our products. A software product that provides some of the functions of our software solutions, but also performs other tasks may be appealing to these vendors' customers because it would reduce the number of different types of software necessary to effectively run their businesses. Further, many of our competitors may be able to respond more quickly than we can to changes in customer requirements.

     Some of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors have made and may also continue to make strategic acquisitions or establish cooperative relationships among themselves or with other software vendors. They may also establish or strengthen cooperative relationships with our current or future partners, limiting our ability to promote our products through these partners and limiting the number of consultants available to implement our software.


OUR REVENUES DEPEND ON ORDERS FROM OUR TOP CUSTOMERS, AND IF WE FAIL TO SECURE ONE OR MORE ORDERS, OUR REVENUES WILL BE REDUCED.

     Historically, we have received a significant portion of our revenues in each fiscal period from a small number of customers. Accordingly, the loss of a single customer or customer prospect may have a substantial impact on our operating results if we depended on the sale of our products to that customer to meet our financial performance targets during a given fiscal period. Our agreements with existing customers often do not include long-term commitments from customers to continue to purchase our products. Moreover, a substantial percentage of new customer contracts are typically signed in the last few weeks of each fiscal quarter, and prospects we are pursuing have often made a decision not to purchase our products in the final stages of the sales cycle. Accordingly, our ability to meet our financial targets during each fiscal period is subject to substantial variation and uncertainty, and the loss of one or more customers or customer prospects can cause our operating results to fall below the expectations of investors and analysts and adversely affect our stock price.

IF OUR PRODUCTS DO NOT STAY COMPATIBLE WITH WIDELY USED SOFTWARE PROGRAMS, OUR REVENUES MAY BE ADVERSELY AFFECTED.

     Our software products must work with widely used software programs. If these software programs and operating environments do not remain widely used, or we do not update our software to be compatible with newer versions of these programs and systems, we may lose customers.

     Our software operates only on a computer server running both the Microsoft Windows NT or Sun Solaris operating system and database software from Microsoft or Oracle. In order to increase the flexibility of our solution and expand our client base, we must be able to successfully adapt it to work with other applications and operating systems. For example, we are in the early stages of customer deployment on the Sun Solaris operating system. Because this development effort is not complete, we cannot be certain that we will avoid significant technical difficulties that could delay or prevent completion of the development effort.

     Our software connects to and uses data from a variety of our customers' existing software systems, including systems from Oracle and SAP. If we fail to enhance our software to connect to and use data from new systems of these products, we may lose potential customers.

THE COST AND DIFFICULTIES OF IMPLEMENTING OUR PRODUCTS COULD SIGNIFICANTLY HARM OUR REPUTATION WITH CUSTOMERS AND HARM OUR FUTURE SALES.

     If our customers encounter unforeseen difficulties or delays in deploying our products and integrating them with their other systems, they may reverse their decision to use our solutions, which would reduce our future revenues, could impact the collection of outstanding receivables, and potentially damage our reputation. Factors that could delay or complicate the process of deploying our solutions include:

     - customers may need to modify significant elements of their existing IT systems in order to effectively integrate them with our solutions;

     - customers may need to establish and implement internal business processes within their organizations before they can make effective use of our software;

     - customers may need to purchase and deploy significant additional hardware and software resources and may need to make significant investments in consulting and training services; and

     - customers may rely on third-party systems integrators to perform all or a portion of the deployment and integration work, which reduces the control we have over the implementation process and the quality of customer service provided to the customer.

OUR SALES ARE CONCENTRATED IN THE IT SERVICES CONSULTING INDUSTRY, AND, IF OUR CUSTOMERS IN THIS INDUSTRY DECREASE THEIR INFRASTRUCTURE SPENDING OR WE FAIL TO PENETRATE OTHER INDUSTRIES, OUR REVENUES MAY DECLINE.

     Sales to customers in the IT services consulting industry accounted for approximately 65% and 40% of our revenues in fiscal 2000 and 2001, respectively. Given the high degree of competition and the rapidly changing environment in this industry, there is no assurance that we will be able to continue sales in this industry at current levels. Many of our customers and potential customers in the IT services consultancy industry have witnessed drastic declines in their stock prices, which could limit our current customers from purchasing additional licenses of our software, and could prevent potential customers from making the kinds of infrastructure investments that would allow them to purchase our software in the first place. In addition, we intend to market our products to professional services departments of large organizations in other industries. Customers in these new industries are likely to have different requirements and may require us to change our product design or features, sales methods, support capabilities or pricing policies. If we fail to successfully address the needs of these customers, we may experience decreased sales in future periods.

IF OUR PRODUCTS CONTAIN SIGNIFICANT DEFECTS OR OUR SERVICES ARE NOT PERCEIVED AS HIGH QUALITY, WE COULD LOSE POTENTIAL CUSTOMERS OR BE SUBJECT TO DAMAGES.

     Our products are complex and may contain currently unknown errors, defects, integration problems or other types of failures, particularly since new versions are frequently released. In the past we have discovered software errors in some of our products after introduction. We may not be able to detect and correct errors before releasing our products commercially. If our commercial products contain errors, we may:

     -    need to expend significant resources to locate and correct the errors;

     - be required to delay introduction of new products or commercial shipment of products; or

     - experience reduced sales and harm to our reputation from dissatisfied customers.

     Our customers also may encounter system configuration problems that require us to spend additional consulting or support resources to resolve these problems.

     Some of our customers have indicated to us that they want a completely integrated solution, including a single user interface and single database platform. While our product roadmap calls for such an integrated solution, any delays in delivering such a solution to our customers may cause them to downgrade their opinion of our software or to abandon our software.

     Because our customers use our software products for critical operational and decision-making processes, product defects may also give rise to product liability claims. Although our license agreements with customers typically contain provisions designed to limit our exposure, some courts may not enforce all or part of these limitations. Although we have not experienced any product liability claims to date, we may encounter these claims in the future. Product liability claims, whether or not they have merit, could:

     - divert the attention of our management and key personnel from our business;

     -    be  expensive  to  defend;  and

     -    result  in  large  damage  awards.

     We do not have product liability insurance, and even if we obtain product liability insurance, it may not be adequate to cover all of the expenses resulting from such a claim.

OUR BUSINESS MAY SUFFER IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

     Our success is dependent on our ability to develop and protect our proprietary technology and intellectual property rights. We seek to protect our software, documentation and other written materials primarily through a combination of patent, trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours.

     We have been issued a patent in the United States covering the enablement of dynamically configurable software systems by our Evolve software server. We also have two patent applications pending in the United States with respect to the "Team Builder" functionality in our Resource Manager module and the time and expense functionality of our Time and Expense module. There can be no assurance that either of these two applications would survive a legal challenge to its validity or provide significant protection to us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. We can offer no assurance that our means of protecting its proprietary rights will be adequate or that our competitors will not reverse engineer or independently develop similar technology.

IF OTHERS CLAIM THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY, WE COULD INCUR SIGNIFICANT EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS.

     We cannot provide assurance that others will not claim that we are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We have not conducted a search for existing intellectual property registrations, and we may be unaware of intellectual property rights of others that may cover some of our technology.

     Any litigation regarding intellectual property rights could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increases these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements.

     We may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or an injunction against use of our products. A successful claim of patent or other intellectual property infringement against us would have an immediate material adverse effect on our business and financial condition.


SECURITY CONCERNS, PARTICULARLY RELATED TO THE USE OF OUR SOFTWARE ON THE INTERNET, MAY LIMIT THE EFFECTIVENESS OF AND REDUCE THE DEMAND FOR OUR PRODUCTS.

     Despite our efforts to protect the confidential and proprietary information of our customers stored on our Evolve ASP solution via virtual private networks and other security devices, there is a risk that this information will be disclosed to unintended third-party recipients. To the extent our ability to implement secure private networks, on our Evolve ASP service, is impaired by technical problems, or by improper or incomplete procedural diligence by either ourselves or our customers, sensitive information could be exposed to inappropriate third-parties such as competitors of our customers, which may in turn expose us to liability and detrimentally impact our customers' confidence in our ASP service.

RISKS  RELATING  TO  OUR  STOCK

OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES HAVE SIGNIFICANT CONTROL OVER US AND MAY APPROVE OR REJECT MATTERS CONTRARY TO YOUR VOTE OR INTERESTS.

     Our executive officers and directors together with their affiliates beneficially own, or have rights to acquire, an aggregate of approximately 57.5% of our outstanding common stock and preferred stock. These stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions, even if other stockholders disagree. In particular, Warburg Pincus Private Equity VIII, L.P. ("Warburg") owns or has the right to acquire securities with voting power equivalent to 55.0% of our outstanding capital stock. Furthermore, certain actions that we may wish to undertake require the consent of holders of a majority of our outstanding shares of Series A Preferred Stock, voting as a separate class. These actions include authorization and sale of certain senior securities, certain transactions involving a change of control of Evolve, the incurrence of significant indebtedness and the payment of dividends. With respect to these and other matters, the interests of the holders of our Series A Preferred Stock will not necessarily be identical to those of holders of our Common Stock. For instance, in the event of certain change of control transactions, the holders of Series A Preferred Stock are entitled to payment of a liquidation preference prior to payment of any consideration to the holders of our Common Stock. This may cause the holders of Series A Preferred Stock generally, and Warburg in particular, to favor or oppose a merger or sale of the Company or its assets in circumstances where many holders of Common Stock have a contrary desire. In such an instance, the Company may not be able to pursue the transaction in question even if it is supported by many or most holders of our Common Stock.


THE  SALE  OF  A  SUBSTANTIAL  NUMBER  OF SHARES OF COMMON STOCK COULD CAUSE THE
MARKET  PRICE  OF  OUR  COMMON  STOCK  TO  DECLINE.

     Sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock. The market price of our stock could also decline if one or more of our significant stockholders decided for any reason to sell substantial amounts of our stock in the public market. As of August 31, 2001, we had 40,166,616 shares of common stock outstanding. Of these shares, 35,325,418 were freely tradable in the public market, either without restriction or subject, in some cases, only to S-3 or S-8/S-3 prospectus delivery requirements, and, in some cases, only to either manner of sale, volume, or notice requirements of Rule 144 under the Securities Act of 1933, as amended. An additional 3,287,944 shares will become eligible for sale, subject only to the manner of sale requirements of Rule 144, as our right to repurchase these shares lapses over time with the continued employment by Evolve of these stockholders. The remaining 1,553,254 shares that were outstanding as of August 31, 2001 will be freely tradable, subject only to Form S-3 delivery requirements, upon the effectiveness of this registration statement on Form S-3 (as will a further 663,495 shares which were issued on September 19, 2001, and which are subject to increase or decrease based on Evolve's stock price as of the date the Form S-3 becomes effective).

     As of August 31, 2001, we also had 5,092,616 shares subject to outstanding options under our stock option plans (plus 224,167 options and warrants issued outside of any plan), and 2,533,725 shares are available for future issuance under these plans. We have registered the shares of common stock subject to outstanding options and reserved for issuance under our stock option plans and 1,885,340 remaining shares of common stock are reserved for issuance under our 2000 Employee Stock Purchase Plan. Accordingly, shares underlying vested options will be eligible for resale in the public market as soon as they are purchased.

NASDAQ LISTING MAY BE AT RISK

     We failed to maintain the minimum closing bid price of $1.00 over 30 consecutive trading days as required by the Nasdaq National Market. Nasdaq has suspended this minimum bid price requirement through January 2, 2002. If the minimum bid price requirement is reinstated after that date and if we are unable to demonstrate compliance with any Nasdaq requirement, the Nasdaq staff may take further action with respect to a potential delisting of our stock. We may appeal any such decision by the Nasdaq staff to the Nasdaq Listing Qualifications Panel.

                                 USE OF PROCEEDS

     Evolve will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholder, as described below. See "Selling Stockholder" and "Plan of Distribution" described below.

                               SELLING STOCKHOLDER

     The shares covered by this prospectus may be offered by the selling stockholder from time to time. The selling stockholder is VivCorp, Inc. (formerly known as Vivant! Corporation). Cynthia B. Padnos, President and Chief Executive Officer of VivCorp, and Brian Grossi and Christopher Greendale, the principals of a major stockholder of VivCorp Inc., may be deemed to have voting and dispositive power over the shares offered hereby.

     On June 29, 2001, we acquired substantially all the assets of VivCorp for a purchase price which included 1,553,254 shares of Evolve common stock, additional non-share consideration and additional shares of Evolve Common Stock to be determined by certain "earn-out" provisions of the Asset Acquisition Agreement dated May 22, 2001 between us and the selling stockholder. We subsequently issued an additional 663,495 shares of our common stock to VivCorp, pursuant to certain provisions of the Asset Acquisition Agreement. In conjunction with the acquisition, we also purchased certain physical assets of Vivant under two separate purchase orders totaling $56,597, and we assumed equipment lease obligations in the aggregate amount of $140,000. We also agreed to use our best efforts to register for resale the shares of Evolve common stock issued to VivCorp in the acquisition. We have filed this Registration Statement to register such shares and fulfill our obligations to Vivant. The selling stockholder has not had any material relationship within the past three years with the Company or any of its predecessors or affiliates, except for the transactions described in this paragraph. The 2,216,749 shares of our common stock issued under the Asset Acquisition Agreement are the only shares of our common stock presently owned by the selling stockholder. These issued shares constitute approximately 5.4% of our outstanding common stock.

     The additional 5,444,348 shares of our common stock included in this prospectus may be issued to the stockholder pursuant to the provisions of the Asset Acquisition Agreement. The number of additional shares issued to VivCorp will be determined as follows:

     - In the event that, based on the market price of our Common Stock as of the date the registration statement containing this prospectus is declared effective, the value of the shares issued to VivCorp to date is less than $1,338,750 or greater than $1,811,250, additional shares will be issued or existing shares will be cancelled such that the value of all shares held by VivCorp is $1,575,000

     - On the first anniversary of closing of the purchase of the VivCorp assets, we will issue to VivCorp 517,751 additional shares of Common Stock, but only to the extent that these shares are not required to satisfy claims we may have against VivCorp based on a breach of the Asset Acquisition Agreement. The number of shares issuable to VivCorp will be adjusted to equal a number of shares with a market value of $525,000, if the market value of the shares issuable would otherwise be greater than $603,750 or less than $446,250.

     - On the earlier of (1) the eighteen-month anniversary of the date of execution of the first binding customer sales or licensing agreement with respect to VivCorp's products, and (2) the second anniversary of the closing of the purchase of the VivCorp's assets, we will issue to VivCorp shares of our Common Stock with a value equal to 50% of our cash receipts from sale of VivCorp's products, subject to certain deductions and exclusions. The value of these shares will be based on the market value of our Common Stock as of the issuance date.

     - The aggregate number of additional shares that we may be obligated to issue to VivCorp under all of the foregoing provisions will not exceed 5,444,348 shares.

     All of these shares may be offered under this prospectus. Pledgees, donees or transferees of or other successors in interest to the selling stockholder, if any, will be identified in a supplement to this prospectus. If the number of shares of common stock transferred is material, the new holders of the shares transferred will also be identified in a post-effective amendment to the Registration Statement. Evolve may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold. This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.


                              PLAN OF DISTRIBUTION

     We have been advised by the selling stockholder that it, or its pledgees, donees, transferees or other successors in interest, (i) may sell all or a portion of the shares offered hereby from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of such sales; (ii) may also make private sales directly or through a broker or brokers, who may act as agent or as principal; or (iii) may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     We have advised the selling stockholder that Regulation M promulgated under the Exchange Act may apply to sales in the market and have informed it of the possible need for delivery of copies of this prospectus. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Upon our being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the selling stockholder, the commissions paid or discounts or concessions allowed by the selling stockholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus.

     There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered hereunder.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. The prospectus does not contain all of the information included in the registration statement. You should refer to the copies of these documents referenced in this prospectus filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

     We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.
------------------

                                  LEGAL MATTERS

     The validity of the Shares of Common Stock offered hereby will be passed upon for Evolve by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, investment partnerships composed of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, in addition to current individual members of Wilson Sonsini Goodrich & Rosati, beneficially own an aggregate of 20,714 shares of Common Stock of the Company.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents and information previously filed with the Securities and Exchange Commission by us are hereby incorporated by reference in this registration statement:

     (1) Our amended Annual Report on Form 10-K/A for the fiscal year ended June 30, 2001, filed pursuant to Section 13 of the Exchange Act.

     (2) Our Current Report on Form 8-K filed pursuant to Section 13 of the Exchange Act on September 27, 2001, as amended on October 3, 2001.

     (3) Our Current Report on Form 8-K filed pursuant to Section 13 of the Exchange Act on July 17, 2001.

     (4) Our current report on Form 8-K filed pursuant to Section 13 of the Exchange Act on October 24, 2001.

     (5) The description of our common stock contained in our registration statement on Form 8-A filed July 26, 2000 pursuant to Section 12(g) of the Exchange Act and declared effective August 9, 2000.

     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. You may request a copy of these filings, at no cost, by writing: Director of Investor Relations, Evolve Software, Inc., at 1400 65th Street, Suite 100, Emeryville, CA 94608, or by calling the Director of Investor Relations at (510) 428-6000.

                              EVOLVE SOFTWARE, INC.

                                7,661,097 SHARES

                                       OF

                                  COMMON STOCK

                    _________________________________________

                                   PROSPECTUS

                    _________________________________________



                                OCTOBER __, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee.


                     SEC Registration Fee . . . .  $   920
                     Accounting fees and expenses  $10,000
                     Legal fees and expenses. . .  $10,000
                     Miscellaneous. . . . . . . .  $   580
                               Total. . . . . . .  $21,500


ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article IX of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of our Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

ITEM  16.  EXHIBITS.

Exhibit   Description
Number
--------  ----------------------------------------------------------------------
   4.1* Asset Acquisition Agreement by and between Evolve Software, Inc. and Vivant! Corporation dated May 22, 2001

   4.2* Registration Rights Agreement by and between Evolve Software, Inc. and Vivant! Corporation dated June 29, 2001

   5.1+   Opinion of counsel as to legality of securities being registered

  23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

  23.2+   Consent of Counsel

  24.1+   Power of Attorney
____________________
* Incorporated by reference to our Current Report on Form 8-K filed on July 17, 2001.
+     Previously  filed.


ITEM  17.  UNDERTAKINGS.

(a)   The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on this 26th of October, 2001.

                                          Evolve  Software,  Inc.




                                          /s/  Kenneth  J.  Bozzini
                                          ----------------------------
                                          Kenneth  J.  Bozzini
                                          Chief Financial Officer and
                                          Vice President, Finance

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                     TITLE                          DATE
-----------------------------  ----------------------------------------  -----------------

    /s/ Lin Johnstone          Interim President and Chief Operating     October 26, 2001
-----------------------------  Officer (Principal Executive Officer)
        Lin Johnstone
                               Chief Financial Officer, Vice President,
    /s/ Kenneth J. Bozzini     Finance, Corporate Controller (Principal  October 26, 2001
-----------------------------  Financial  Officer  and  Principal
        Kenneth J. Bozzini     Accounting  Officer)

    /s/ Gayle Crowell*         Chairman                                  October 26, 2001
-----------------------------
        Gayle Crowell

    /s/ Cary Davis*            Director                                  October 26, 2001
-----------------------------
        Cary Davis

    /s/ Jeffrey M. Drazan*     Director                                  October 26, 2001
-----------------------------
        Jeffrey M. Drazan

    /s/ Judith H. Hamilton*    Director                                  October 26, 2001
-----------------------------
        Judith H. Hamilton

    /s/ Nancy Martin*          Director                                  October 26, 2001
-----------------------------
        Nancy Martin

    /s/ John R. Oltman*        Director                                  October 26, 2001
-----------------------------
        John R. Oltman

   /s/ Paul Rochester*         Director                                  October 26, 2001
-----------------------------
       Paul Rochester

*By:   /s/ Kenneth J. Bozzini                                            October 26, 2001
-----------------------------
       Kenneth J. Bozzini
       Attorney-in-Fact

                              EVOLVE SOFTWARE, INC.

                       REGISTRATION STATEMENT ON FORM S-3
                       ----------------------------------

                               INDEX TO EXHIBITS


Exhibit
Number                            Description
--------  ----------------------------------------------------------------------
   4.1* Asset Acquisition Agreement by and between Evolve Software, Inc. and Vivant! Corporation dated May 22, 2001

   4.2* Registration Rights Agreement by and between Evolve Software, Inc. and Vivant! Corporation dated June 29, 2001

   5.1+   Opinion of counsel as to legality of securities being registered

  23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

  23.2+   Consent of Counsel

  24.1+   Power of Attorney
____________________
* Incorporated by reference to our Current Report on Form 8-K filed on July 17, 2001.
+     Previously  filed.